TRINET GROUP, INC.
INSIDER TRADING AND
MATERIAL NONPUBLIC INFORMATION POLICY

Purpose and Scope

As a public company, TriNet Group, Inc. (together with its subsidiaries, “TriNet” or the “Company”) is subject to various federal and state laws and regulations governing trading in its securities. It is the policy of TriNet to fully comply with these laws and regulations.

This Insider Trading and Material Nonpublic Information Policy (this “Policy”) provides a general overview of insider trading, the need for confidentiality and TriNet’s prohibition against insider trading and other restrictions with respect to the trading of securities and handling of material nonpublic information.

This Policy is divided into five parts:

•Part I is intended to provide a general overview of what constitutes insider trading and material nonpublic information and who is subject to this Policy;

•Part II contains TriNet’s prohibition on insider trading, open and closed trading windows, as well as certain exceptions;

•Part III imposes special pre-clearance requirements and acknowledgement and certification requirements on (i) all members of the Board of Directors of the Company, (ii) all of the Company’s executive officers and Senior Vice Presidents who report directly to the Company’s Chief Executive Officer, and (iii) certain employees or groups of employees of the Company designated in writing by the Chief Legal Officer of the Company from time to time whose duties may expose them to material nonpublic information (collectively, “Covered Persons”). The Chief Legal Officer of the Company shall deem who is a necessary and appropriate Covered Person, provided that the Company’s “officers” as defined under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and members of the Board of Directors of the Company must remain Covered Persons;

•Part IV sets out requirements pertaining to a written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Exchange Act (a “Rule 10b5-1 Plan”); and

•Part V provides the Company’s policies regarding the use, disclosure and protection of material nonpublic information.

Part I: Overview of Insider Trading

“Insider trading” is illegal under federal securities laws, a violation of this Policy and is a top priority for state and federal prosecutors. Criminal prosecutions for insider trading are commonplace and may result in both fines and imprisonment.

a.What is Insider Trading?

Insider Trading is generally understood to include (1) purchasing, selling, donating or otherwise trading in a company’s securities while in possession of material nonpublic information; (2) disclosing or “tipping” material nonpublic information to others or recommending the purchase or sale of securities on the basis of such information; or (3) assisting someone who is engaged in any of the above. There is no “de minimis” test. Use of material nonpublic information to gain personal benefit and tipping are as illegal with respect to a few shares of stock as they are with respect to a large number of shares. You can be held liable both for your own transactions and for transactions effected by others who receive any material nonpublic information from you or were advised by you to trade when you were in possession of material nonpublic information.

b. What is “Material Nonpublic Information”?

Information is generally regarded as “material” if it has market significance. In other words, if public dissemination of information is likely to affect the market price of securities, or if it is otherwise information that a reasonable investor would want to know before making an investment decision, that information is likely “material.” Certainly, if the information makes you want to trade, it will probably have the same effect on others. Both positive and negative information can be material and, typically, the materiality is judged in hindsight, i.e., only after someone has traded on the information, the information becomes public and the effect on the market is seemingly apparent.

Although by no means an all-inclusive list, and while highly dependent on facts and circumstances, examples of information that is generally regarded as material include:

•financial performance and results, key metrics, financial condition, earnings pre-announcements, forecasts, projections or guidance, particularly if inconsistent with the Company’s guidance or the expectations of the investment community;
•changes in independent auditors, or notification that the Company may no longer rely on an audit report;
•business plans or budgets;
•events that may result in restatements of financial results, material impairments, the creation of a significant reserve or write-off, restructurings or other adjustments to the financial statements;
•impending bankruptcy or financial liquidity problems;
•analyst upgrades or downgrades of a company or one or more of its securities;
•proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions or dispositions;
•significant changes to, or introduction of, products or services;
•significant events affecting a company's operations, including the breach of information systems that compromises the functioning of a company's information or other systems or results in the exposure or loss of customer, employee or worksite employee information;
•significant business developments involving business relationships, including the gain or loss of or the execution, modification, renewal or termination of an important contract or order with a substantial customer, partner, supplier or other business partner;
•significant information relating to the Company’s products or services, such as new products or services, major modifications, significant pricing changes or other announcements of a significant nature;
•changes in key personnel, such as changes in senior management, board of director changes or material reductions in force;
•major events involving securities of the Company, including calls of securities for redemption, changes in dividend policy, stock splits or stock repurchase programs, modification to the rights of security holders or notice of delisting;
•new public or private equity or debt offerings or significant borrowings;
•significant legal or regulatory developments, whether positive or negative, actual or threatened, including litigation or investigation or inquiry by governmental agencies or positive or negative developments in existing litigation or investigations or resolutions thereto;
•updates regarding any prior material disclosure that has materially changed;
•the existence of a special closed trading window; and
•any other facts or circumstances which might cause a company’s financial results to be substantially affected.

When in doubt about whether particular information is material, you should either (a) consult the Chief Legal Officer before making any decision to disclose such information (other than to persons who need to know it in order to fulfill their job responsibilities) or to trade in securities to which that information relates or (b) presume that the information is material.

c. What is “Nonpublic”?

Information is generally regarded as “nonpublic” if it has not been disseminated in a manner designed to reach investors generally, and the investors have not been given the time to absorb the information. Filings with the Securities and Exchange Commission (the "SEC") and press releases are generally regarded as public information. However, information obtained in the normal course of employment or through a rumor, tip or workplace gossip is not public information. As a general rule, information should be considered nonpublic until market open on the second trading day after the information was disseminated to the general public (i.e., outside TriNet) through SEC filings or press releases.

As with questions of materiality, when in doubt about whether particular information is nonpublic, you should either (a) consult the Chief Legal Officer before making any decision to disclose such information (other than to persons who need to know it in order to fulfill their job responsibilities) or to trade in securities to which that information relates or (b) presume that the information is nonpublic and treat it as confidential.

d. What are “Securities”?

“Securities” include stocks (common and preferred), debt securities (including bonds, notes and debentures), options, restricted stock units, warrants and other convertible securities, as well as derivative instruments. The definition of securities also includes securities in which you or your Related Persons (as defined below) have any beneficial or other interest, or over which you exercise investment control, including:
•Securities held in joint accounts or accounts of persons or entities controlled directly or indirectly by you or your Related Persons;
•Securities for which you or your Related Persons act as trustee, executor or custodian; and
•Any other securities over which you or your Related Persons exercise any direct or indirect control.

e. What is “Tipping”?

“Tipping” occurs when you share nonpublic information with others (commonly referred to as a “tippee”), who trade on the basis of this information.

• Tipping may include conversations at social or business gatherings. It does not matter if you share the material nonpublic information inadvertently.
• Tippees may not do anything with material nonpublic information that the original person from whom they received the material nonpublic information is prohibited from doing. Tippees who share or trade on the basis of material nonpublic information are violating securities laws.

f. What is “Trade,” “Trading,” or a “Transaction”?

“Trade” or “transaction” includes a purchase, sale, loan, donation, gift or any other transfer or disposition of securities or any offer to engage in the transactions above. This includes contracts to purchase/sell or otherwise acquire or dispose of a security. This also includes any other arrangement that generates gains or losses from or based on changes in the prices of securities including derivative securities (for example, exchange-traded put or call options, swaps, caps and collars), hedging and pledging transactions, short sales and certain arrangements regarding participation in benefit plans.

g. Who is subject to this Policy?

This Policy applies to all members of TriNet’s Board of Directors, all officers and other employees (including temporary workers or consultants of TriNet and its subsidiaries), as well as members of such persons’ immediate family members, other non-family members of the same household of any of the foregoing individuals, and any other entity that trades in securities of the Company which are beneficially owned by any of the foregoing individuals (collectively, “Related Persons”). Further, this Policy applies to: 1) any account over which directors, officers or employees (and their Related Persons) have or share the power, directly or indirectly, to make investment decisions (whether or not such persons have a financial interest in the account) and 2) those accounts established or maintained by such persons with their consent or knowledge and in which such persons have a direct or indirect financial interest. It is the obligation and responsibility of each director, officer and employee to act in a manner consistent with this Policy. The Company, in accordance with this Policy, will not engage in transactions in Company securities or securities of any other company while aware of material nonpublic information relating to the Company or its securities or such other company and its securities, as applicable.

During the course of your employment with the Company or service as a director, you may receive material information that is not yet publicly available (i.e., not disclosed to the public in a press release or SEC filing) about the Company or about other publicly traded companies with which the Company has business dealings. Because of your access to this information, you are prohibited from buying, selling, donating, transferring or otherwise dealing in the Company’s securities or the securities of such other publicly traded company, or disclosing such information to a third party who does so, or causes someone else to do so, until such information has been disclosed to the general public.

Further, even when you are not in possession of material nonpublic information, this Policy may restrict you from trading in or transferring the Company’s stock during a closed trading window period as defined below under Parts II and III (as applicable).

Part II: Prohibitions on Trading for All Employees, Officers and Directors and Related Persons

a.Prohibitions on Insider Trading

Subject to the exceptions expressly set forth in Section (e) below of this Part II, all employees, officers and directors of the Company (including all of their respective Related Persons), who are in possession of any material nonpublic information are prohibited from:
•trading or otherwise engaging in any transaction involving any Company security, whether or not issued by the Company during any period commencing on the date they become aware of material nonpublic information concerning the Company and ending on the date the information is no longer material or no longer deemed nonpublic;
•recommending, either directly or indirectly, or expressing opinions on the basis of material nonpublic information as to trading in the Company’s securities;
•tipping, either directly or indirectly, material nonpublic information to any other person (including to Related Persons) on the basis of which such other person may engage in transactions involving the Company’s securities;

In addition, subject to the exceptions expressly set forth in Section (e) below of this Part II, no employee, officer or director of the Company (nor any of their respective Related Persons), who is in possession of any material nonpublic information may:

•purchase or sell any security of any other company while in possession of material nonpublic information about that company that was obtained in the course of their involvement with the Company;
•communicate any such material nonpublic information with respect to such other company that is in their possession to any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization; and
•advise any other person, including family members and friends, to purchase or sell any security of such other company while in possession of any material nonpublic information about such other company.

Each of the above would be considered “insider trading” for purposes of this Policy, regardless of how any securities are held (e.g., in a brokerage account, 401(k) or other retirement account, or otherwise), is prohibited under this Policy and, in addition to any potential criminal or civil sanction, would subject any director, officer or employee in violation of this Policy to Company-imposed discipline, including dismissal. Other than as expressly set forth in Section 5 below, there are no exceptions to this Policy, even for hardship to the employee, officer or director or based on the use of proceeds (such as making a mortgage payment or for an emergency expenditure). Gifts of securities are treated under this Policy in the same way as other transfers of securities.

The prohibitions in this Section (a) continue to apply to you even after you have separated from the Company. If you are in possession of material nonpublic information when you separate from the Company, you (and your Related Persons) may not trade, or advise any other person to trade, in the Company’s securities or the securities of such other relevant company or share such information with any other person until the information has become public or is no longer material.

In addition, if there is a closed trading window (as described in Section (b) below) in effect at the time you separate from the Company, you are subject to the applicable trading restrictions until at least the end of the relevant closed trading window following your departure.

b. Open and Closed Trading Windows

In addition to the prohibition in Section (a), above:

Quarterly Closed Trading Windows. Trading in the Company’s securities is prohibited for all individuals subject to this Policy during the period commencing at the close of trading (1:00 p.m. California time) on the 14th day of the third month of each fiscal quarter (i.e., March 14, June 14, September 14, and December 14) and ending at the end of the first full trading day following the date that the Company’s financial results are first fully disclosed to the public. If the 14th calendar day falls on a weekend or U.S. federal holiday, the quarterly closed trading window will begin after the close of trading on the immediately preceding business day.

Special Closed Trading Windows. From time to time, an event may occur that is material to the Company but known by a select few (such as negotiation of mergers, acquisitions or dispositions) that may not be publicly disclosed. In connection with such event, the Chief Legal Officer of the Company may impose special closed trading windows during which employees, officers or directors (and their Related Persons) may be prohibited from trading in the Company’s securities. The Chief Legal Officer is not required to provide reasons for the imposition of any closed trading window and the imposition of the special closed trading window itself may constitute material nonpublic information that should not be communicated. If the Company imposes a special closed trading window, it will notify the employees, officers or directors affected and those employees, officers or directors (and their Related Persons) must comply with the prohibitions set forth in Section (a) of this Part II until they are notified that the closed trading window is lifted.

Open Trading Window and Insider Trading. Subject to the additional restrictions for Covered Persons in Part III below, directors, officers and employees of the Company are generally permitted to trade in the Company’s securities when no closed trading window is in effect. However, even during an open trading window, any director, officer or employee who is in possession of any material nonpublic information should not trade in the Company’s securities until the information has been made publicly available or is no longer material.

Brokers are prohibited from making trades or fulfilling limit orders during closed trading windows. Notwithstanding the above, closed trading windows do not prohibit trading in Company securities pursuant to a Rule 10b5-1 Plan (discussed in Part IV).

c. Other Prohibited Transactions

In addition to the above restrictions, all employees, officers and directors of the Company (and their respective Related Persons) must refrain from holding Company securities in a margin account, pledging Company securities as collateral for a loan, engaging in short sales, transactions in put or call options (or other derivative securities), hedging transactions, standing limit orders (except (i) standing and limit orders under Approved Rule 10b5-1 Plans and (ii) standing orders entered into during an open trading window and that terminated before the same open trading window closes) or similar inherently speculative transactions with respect to the Company’s securities at any time, regardless of whether such individual is in possession of material nonpublic information or whether the trading window is open. These transactions often evidence an expectation that the Company’s securities will decline in value and that such directors, officers or employees do not have the same objectives as other Company securityholders. In addition, these transactions may reduce such individuals’ incentive to improve the Company’s performance or otherwise introduce at least the potential for a conflict of interest.

d. Section 16 Reporting Persons

Any of the Company’s securities purchased on the open market by members of the Company’s
Board of Directors and its officers who are subject to the reporting requirements of Section 16 of
Exchange Act (Section 16 Reporting Persons”) or their Related Persons must be held for a minimum of six (6) months and are subject to short-swing profit liability under the provisions. Approved Rule 10b5-1 Plans do not exempt individuals from complying with Section 16 short-swing profit rules or liability.

In addition, Section 16(c) of the Exchange Act absolutely prohibits Section 16 Reporting Persons from making short sales of the Company’s equity securities.

e. Exceptions

Notwithstanding the foregoing, the trading restrictions in Part II, Sections (a) and (b) of this Policy do not apply to the following:

•ESPP. Purchasing Company stock through the Company’s Employee Stock Purchase Plan (“ESPP”). However, any changes in your election percentage under the ESPP and the sale of any Company stock acquired under the ESPP are subject to trading restrictions under this Policy.

•Option Exercises; Certain Transactions Involving Equity Awards.

•Exercising stock options granted under the Company’s Equity Incentive Plan with cash or the delivery of previously owned Company stock. However, the sale of any shares issued upon the exercise of Company-granted stock options and any cashless exercise of Company-granted stock options are subject to trading restrictions under this Policy;

•the surrender of shares directly to the Company in payment of the exercise price or in satisfaction of tax withholding obligations in a manner permitted by the applicable equity award agreement; or

•vesting or settlement of equity-based awards, that in each case do not involve a discretionary market sale of the Company’s securities (e.g., a broker-assisted cashless exercise or similar sale transaction). This Policy also does not apply to any non-discretionary market sales (including broker-assisted sales) of the Company’s securities in satisfaction of tax withholding obligations arising from any Company equity award (other than from the exercise of stock options or similar awards) and occurring automatically pursuant to and in compliance with a non-discretionary “sell-to-cover” policy or similar arrangement approved by the Company as then in effect.[1]

•Rule 10b5-1 Plans. These trading restrictions do not apply to transactions under a Rule 10b5-1 Plan.

•Trusts. In addition, transfers into trusts (where the director, officer or employee has an interest and serves as a trustee) may be made regardless of whether a quarterly or other closed trading window is in effect or whether you are in possession of material nonpublic information. However, because trusts remain subject to this Policy, transfers out of the trust must comply with the other terms of this Policy.

•Transfers Between Accounts with the Same Owner. This Policy does not apply to transactions that involve merely a change in the form in which you or your Related Persons own securities (e.g., the transfer of shares to an inter vivos trust of which you are the sole beneficiary during your lifetime), provided however that transfers between accounts by Covered Persons require the prior approval of the Chief Legal Officer.

•Mutual Funds. Transactions in mutual funds that are invested in Company securities are not transactions subject to this Policy.

•Dividend Reinvestment Plans. A dividend reinvestment plan (DRIP) is an arrangement by which dividends paid on a company’s stock are automatically reinvested into whole and fractional shares of that stock. Your election to participate in a DRIP, or to increase or decrease your level of participation in the DRIP, is subject to the same restrictions as other trading activities referenced in this Policy. The Policy also applies to the sale of company stock purchased pursuant to the DRIP. However, this Policy does not apply to purchases of Company stock that result from reinvestment of dividends pursuant to a DRIP.

•Changes due to Stock Splits or Dividends. This Policy does not apply to changes in the number of Company securities you or your Related Persons hold due to a stock split or a stock dividend that applies equally to all securities of a class, or similar transactions.

•Bona Fide Gifts. This Policy does not restrict you or your Related Person’s ability to make a bona fide gift during an open trading window, provided however that any gifts of Company securities by Covered Persons require the prior approval of the Chief Legal Officer. This means you may not make bona fide gifts during closed trading windows.

•Special Exceptions. In addition, the Company’s Chief Legal Officer may waive trading restrictions for certain employees, officers or directors under this Part II when and to the extent the Chief Legal Officer believes that such waiver is consistent with the objectives of this Policy. Such individuals will be notified by the Chief Legal Officer of an applicable waiver and its conditions. However, even if an individual is eligible for a waiver, any director, officer or employee who is in possession of any material nonpublic information should not trade in the

Company’s securities until the information has been made publicly available or is no longer material.

f. Violations of Insider Trading Law

Anyone who effects transactions in the Company’s securities, or the securities of other public companies engaged in business transactions with the Company (or provides information to enable others to do so) on the basis of material nonpublic information is subject to both civil liability and criminal penalties, as well as disciplinary action by the Company. Officers and employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Directors who violate this Policy may be removed from the board.

The SEC, prosecutors, stock exchanges and plaintiffs' lawyers focus on uncovering insider trading. A breach of the insider trading laws could expose the individual or anyone who trades on information provided by an individual to criminal fines up to $5 million and imprisonment up to 20 years, in addition to civil penalties (up to three times of the profits earned), and injunctive actions. The U.S. securities laws may be applicable to trades in the Company's securities executed outside the U.S.

g. Questions

Any director, officer or employee who has questions about these matters should speak with their own attorney or the Company’s Chief Legal Officer. Any exceptions to the Policy, if permitted, may only be granted by the Chief Legal Officer and must be provided before any activity contrary to the above requirements takes place.

Part III: Additional Trading Restrictions for Covered Persons

Subject to the exceptions expressly set forth in Section (d) below, in addition to the restrictions imposed in Part II above, all Covered Persons (as defined above) shall be subject to the following additional restrictions:

a.Pre-clearance of Securities Transactions

Other than pursuant to a Rule 10b5-1 Plan, no Covered Persons, or their Related Persons, may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of, or establish a trading plan other than a Rule 10b5-1 Plan with respect to) any Company security at any time without first obtaining prior approval from the Chief Legal Officer or, if the Chief Legal Officer is unavailable, their designee, even during an open trading window.

In addition, for purposes of this Section (a), Covered Persons must obtain pre-clearance and follow the procedures described below prior to the exercise of options that involve a broker-assisted cashless exercise or similar sale transaction, making any gifts of securities or transferring securities between their accounts or those of their Related Persons.

Each Covered Person should contact the Chief Legal Officer prior to commencing any transaction in the Company’s securities. The Chief Legal Officer is not required to grant a pre-clearance request. The Company’s pre-clearance of any particular transaction does not constitute legal advice and does not insulate any Covered Person from liability under applicable securities laws.

Even after a Covered Person’s transaction is approved for pre-clearance, they may not transact in Company securities if:
• The transaction occurs during a closed trading window (except for transfers between accounts of the same owner as set forth in the exception outlined in Part II(e) hereto), or

• They become aware of material nonpublic information before the transaction is executed.

The Chief Legal Officer or their designee shall record, or cause to be recorded, the date each pre-clearance request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading four (4) trading days following the day on which it was granted, or for such shorter or longer period prescribed by the Chief Legal Officer. If the Covered Person becomes aware of any material nonpublic information before the transaction has been affected, they cannot proceed with the transaction. If the transaction does not occur during the permitted period, pre-clearance of the transaction must be re-requested.

Pre-clearance is not required for purchases and sales of securities under a Rule 10b5-1 Plan.

b. Designation as a Covered Person; Acknowledgment and Certification

The Chief Legal Officer (or designee) within the Legal Department shall notify any Covered Persons in writing that they are Covered Persons under this Policy and the Legal Department shall maintain a list of such Covered Persons, which will be reviewed with the executive leadership team from time to time, as determined by the Chief Legal Officer. All Covered Persons are required to acknowledge and certify (in a form determined to be reasonable by the Chief Legal Officer) that they have read and understand this Policy, including the additional restrictions imposed on Covered Persons, and that they agree to be bound by such restrictions until their separation from the Company or until they are other otherwise informed in writing by the Chief Legal Officer (or designee) that they are no longer designated as a Covered Person under this Policy.

c. Trades by Chief Legal Officer

With respect to any pre-clearance, approval, interpretation or special exception under this Policy that is sought by the Chief Legal Officer with respect to trading by the Chief Legal Officer or their Related Persons, the Chief Legal Officer shall seek approval thereof from the Chief Executive Officer. The Chief Executive Officer may consult with the Company’s outside securities counsel and shall have the authority to pre-clear, approve, interpret or grant a special exception to the Chief Legal Officer.

d. Exceptions

Notwithstanding the foregoing, the trading restrictions in Part III, Section (a) of this Policy are subject to the exceptions set forth in Part II, Section (e).

Part IV: Rule 10b5-1 Plans

A Rule 10b5-1 Plan is a written trading plan adopted in advance of any transactions in Company securities. Rule 10b5-1 Plans reduce the risk of trading on the basis of material nonpublic information. If you adopt a Rule 10b5-1 Plan, you may not trade outside that plan.[2]

a.Who Needs a Rule 10b5-1 Plan?

Not everyone needs to adopt a Rule 10b5-1 Plan. The Company strongly recommends that Section 16 Reporting Persons, and certain other designated personnel notified by the Chief Legal Officer, adopt and trade strictly under a Rule 10b5-1 Plan. The Chief Legal Officer, in their sole discretion, can also permit other individuals to adopt a Rule 10b5-1 plan.

b. What are the Requirements for a Rule 10b5-1 plan?

A Rule 10b5-1 Plan must meet the following minimum requirements:
•Pre-Approval. Each Rule 10b5-1 Plan (and any modifications to a Rule 10b5-1 Plan) must be pre-approved by the Chief Legal Officer. Approval by the Chief Legal Officer of a Rule 10b5-1 plan is not a determination by the Company or the Chief Legal Officer that any specific Rule 10b5-1 Plan is sufficient to satisfy the requirements of Rule 10b5-1 under the Exchange Act.
•Timing and modifications. You can only adopt or modify a Rule 10b5-1 Plan when (a) you are not aware of any material nonpublic information and (b) when there is not a closed trading window in effect, as described in this Policy.
•Duration. A Rule 10b5-1 Plan must have a minimum term length of one year from adoption. If your Rule 10b5-1 Plan terminates according to its terms prior to one year, then you may adopt a new Rule 10b5-1 Plan subject to satisfaction of the “cooling-off” period defined below and the other requirements described in this Policy.
•“Cooling off” periods. You cannot immediately trade after entering or modifying a Rule 10b5-1 Plan. The SEC requires there to be a “cooling off” period between adoption or modification of a plan and trading. The length of the “cooling off” period depends on who you are:
◦For all Section 16 Reporting Persons, the first trade under the Rule 10b5-1 Plan may not occur until after the later of (a) 90-days after the adoption, or modification, of the Rule 10b5-1 Plan or (b) two business days following disclosure in Form 10-K or 10-Q of the Company’s financial results for the fiscal quarter in which the Rule 10b5-1 Plan was adopted or modified (but not to exceed 120 days after adoption or modification of the Rule 10b5-1 Plan).
◦For all others, the first trade under the Rule 10b5-1 Plan may not occur until 30-days following the Rule 10b5-1 Plan adoption or modification.
◦Upon termination of a Rule 10b5-1 Plan entered into on or after December 18, 2024, Section 16 Reporting Persons and other persons covered by such Rule 10b5-1 Plan are prohibited from trading in the Company’s securities during the period commencing on the date of the termination and ending on the date that falls 60 days following termination of the plan. Notwithstanding the foregoing, in extraordinary circumstances, the relevant person terminating their plan may request the Chief Legal Officer to reduce this period from 60 days to 30 days, which the Chief Legal Officer may approve in their sole discretion.
◦For the avoidance of doubt, these cooling-off periods do not apply to a Company adopted Rule 10b5-1 Plan.
•No overlapping plans. You may not adopt more than one Rule 10b5-1 Plan at a time except in the following circumstances:
▪You may adopt multiple Rule 10b5-1 Plans with separate brokers, but they will be taken together to constitute a single Rule 10b5-1 Plan.
▪You may simultaneously maintain two Rule 10b5-1 Plans, so long as the later-commencing Rule 10b5-1 Plan is not authorized to begin trading until after all trades under the first Rule 10b5-1 Plan are completed or expire based on the terms of the Rule 10b5-1 Plan.
▪Non-discretionary arrangements which authorize an agent to sell only enough shares as are necessary to satisfy tax withholding obligations arising exclusively from the vesting and settlement of Company equity awards (such as RSUs) will not be considered “overlapping” plans for this purpose.
•Single-trade Rule 10b5-1 Plans. Rule 10b5-1 Plans designed to effect an open-market purchase or sale of the total amount of securities as a single transaction are permitted, but you may only have one such single-trade Rule 10b5-1 Plan over the course of a 12-month period.
•Certifications. The Rule 10b5-1 Plan must include a representation in the Rule 10b5-1 Plan certifying that at the time of adoption or modification of a Rule 10b5-1 Plan, the individual (i) is not aware of material nonpublic information about the issuer or its securities and (ii) the individual is adopting the contract, instruction or plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
▪In addition, you must enter into the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act and you must have acted in good faith with respect to the Rule 10b5-1 Plan.

•Reporting. All Section 16 Reporting Persons must report on their Forms 4 or 5 in connection with any trades, as applicable, that their Rule 10b5-1 Plan was adopted to satisfy Rule 10b5-1(c). The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Rule 10b5-1 Plan.

Part V: Policies Regarding the Use, Disclosure and Protection of Material Nonpublic Information

All employees, officers and directors of the Company have ethical and legal responsibilities to maintain the confidentiality of material nonpublic information.

a.Use or Disclosure of Material Nonpublic Information

As discussed above, no employee, officer or director shall use material nonpublic information about the Company for their personal benefit. In addition, except as specifically authorized or in the performance of an individual’s designated corporate responsibilities, under no circumstances may an employee, officer or director release to others information that might affect the Company’s securities.

Therefore, no employee, officer or director of the Company is permitted to disclose material nonpublic information to anyone, including other employees, officers or directors of the Company, unless the other employee, officer or director needs to know such information in order to fulfill their job responsibilities. Under no other circumstances should such information be disclosed to anyone, including family, relatives or business or social acquaintances. No employee, officer or director should discuss material nonpublic information in public places or in common areas on Company property. In maintaining the confidentiality of the information, the individual in possession of such information shall not affirm or deny statements made by others, either directly or through electronic means, if such affirmation or denial would result in the disclosure of material nonpublic information.

If an employee, officer or director has any doubt about whether certain information is nonpublic or material, such doubt should be resolved in favor of not communicating such information or trading. Questions concerning what is or is not material nonpublic information should be directed to the Company’s Chief Legal Officer.

b. Unauthorized Disclosure of Internal Information

Unauthorized disclosure of internal information about the Company may create serious problems for the Company whether or not the information is used to facilitate improper trading in securities of the Company. Therefore, it shall be the duty of each person employed or affiliated with the Company to maintain the confidentiality of information relating to the Company or obtained through a relationship of confidence. Company personnel, officers or directors should not discuss internal Company matters or developments with anyone outside the Company, except as necessary in the performance of regular corporate duties.

c. Inadvertent Disclosure of Material Nonpublic Information

If material nonpublic information regarding the Company is inadvertently disclosed, no matter what the circumstances, by any employee, officer or director, the person making or discovering that disclosure should immediately report the facts to the Chief Legal Officer.

d. Inquiries Regarding Material Nonpublic Information

When an inquiry is received regarding information that may be material, it should be referred, without comment, to the Company’s Investor Relations Department via investorrelations@trinet.com.

e. Reporting of Violations

Any person who believes that a violation of this Policy has taken place shall report such violation promptly to the Chief Legal Officer.

f. Questions

Any questions concerning this Policy should be directed to the Chief Legal Officer.

[1] Exercise of options that involve a broker-assisted cashless exercise or similar sale transaction by Covered Persons require the prior approval of the Chief Legal Officer.
[2] For Rule 10b5-1 Plans entered into prior to December 18, 2024, open market trading is not encouraged outside of the relevant plan and may cause your 10b5-1 Plan to be cancelled.